Exhibit 99.1

NEWS	Contact: Amie D'Ambrosio (713) 375-3826

FOR IMMEDIATE RELEASE

NOV Reports second quarter 2024 REsults

•
Revenue of $2.22 billion, an increase of 6% year-over-year
•
Net Income of $226 million, and $0.57 per share, up $71 million, or $0.18 per share, year-over-year
•
Adjusted EBITDA* of $281 million, an increase of $36 million year-over-year
•
Cash flow from operations of $432 million and free cash flow* of $350 million
•
Bookings of $977 million, representing a 177% book-to-bill
•
Repurchased 2.0 million shares of common stock for $37 million, at an average price of $18.50 per share

* Adjusted EBITDA and Free Cash Flow are non-GAAP measures, see “Non-GAAP Financial Measures,” “Reconciliation of Cash Flows from Operating Activities to Free Cash Flow" and “Reconciliation of Adjusted EBITDA to Net Income” below.

HOUSTON, TX, July 25, 2024 — NOV Inc. (NYSE: NOV) today reported second quarter 2024 revenues of $2.22 billion, an increase of six percent compared to the second quarter of 2023. Net income was $226 million, or 10.2 percent of sales, an increase of $71 million compared to the second quarter of 2023. Operating profit was $313 million, or 14.1 percent of sales. The Company recorded a net credit of $118 million within Other Items (see Corporate Information for additional details). Adjusted EBITDA increased 15 percent year-over-year to $281 million, or 12.7 percent of sales.

“NOV delivered solid results during the second quarter of 2024,” stated Clay Williams, Chairman, President, and CEO. “Our execution around delivering technologies that drive value for our customers, optimizing our cost structure and improving our working capital efficiency resulted in improved profitability and cash flow. Adjusted EBITDA margin of 12.7 percent was the highest since 2015, and free cash flow was up both sequentially and year-over-year to $350 million during the second quarter.

“Rising adoption of NOV’s new technologies and gains in market share are driving strong growth internationally and offsetting declining activity in North America. Strong orders pushed our backlog to its highest level since 2015 and expected margins of projects in our backlog continued to improve through the second quarter.

“We were pleased to accelerate our return of capital to shareholders to $67 million during the quarter, through a combination of share repurchases under our $1 billion share repurchase authorization and the 50 percent increase in our base dividend we announced recently. Strong financial results, orders and free cash flow during the second quarter highlight the strength we see in offshore and international markets and underpin our expectation of continued return of excess free cash flow to our shareholders in coming years.”

Energy Products and Services

Energy Products and Services generated revenues of $1,050 million in the second quarter of 2024, an increase of two percent from the second quarter of 2023. Operating profit decreased $28 million from the prior year to $128 million, or 12.2 percent of sales, and included $1 million in Other Items. Adjusted EBITDA decreased $14 million from the prior year to $184 million, or 17.5 percent of sales. Revenue improved from strong demand in international and offshore markets, which more than offset declining North American activity. A less favorable sales mix led to the lower level of profitability compared to the prior year.

Energy Equipment

Energy Equipment generated revenues of $1,204 million in the second quarter of 2024, an increase of eight percent from the second quarter of 2023. Operating profit increased $151 million from the prior year to $232 million, or 19.3 percent of sales, and included a $119 million net credit of Other Items. Adjusted EBITDA increased $43 million from the prior year to $142 million, or 11.8 percent of sales. Higher revenue and profitability, excluding the gain from the divestiture of its Pole Products business, were the result of improved demand for aftermarket products and services, strong execution on the segment's improving capital equipment backlog, and cost savings initiatives.

New orders booked during the quarter totaled $977 million, an increase of $466 million when compared to the $511 million of new orders booked during the second quarter of 2023. Orders shipped from backlog in the second quarter of 2024 was $553 million, representing a book-to-bill of 177 percent, compared to $505 million orders shipped and a book-to-bill of 101 percent in the second quarter of 2023. As of June 30, 2024, backlog for capital equipment orders for Energy Equipment was $4,331 million, an increase of $472 million from the second quarter of 2023.

Q3 and Full Year 2024 Outlook

The Company is providing financial guidance for the third quarter of 2024 and full year 2024. Guidance is based on current outlook and plans and is subject to a number of known and unknown uncertainties and risks and constitutes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 as further described under the Cautionary Statement below. Actual results may differ materially from the guidance set forth below.

For the third quarter management expects year-over-year consolidated revenues to be flat to up in the low- single digit percent range and Adjusted EBITDA to be between $270 million and $305 million. For full year 2024, management anticipates consolidated company revenue growth in the low- to mid-single digit percent range and Adjusted EBITDA to be in the range of $1.10 billion to $1.18 billion.

Corporate Information

NOV repurchased 2.0 million shares of common stock at an average price of $18.50 per share and increased its base dividend by 50 percent during the second quarter. The Company expects to return at least 50 percent of Excess Free Cash Flow (defined as cash flow from operations less capital expenditures and other investments, including acquisitions), through a combination of steady, quarterly base dividends, opportunistic stock buybacks, and an annual supplemental dividend to true-up returns to shareholders on an annual basis.

During the second quarter of 2024, NOV recorded a $118 million net credit of Other Items, primarily related to gains from the divestiture of its Pole Products business (see Reconciliation of Adjusted EBITDA to Net Income).

As of June 30, 2024, the Company had total debt of $1.75 billion, with $2.00 billion available on its primary revolving credit facility, and $827 million in cash and cash equivalents.

Significant Achievements

NOV signed a framework agreement with a major Norwegian oil and gas operator associated with the two companies’ intent to deploy NOV’s Downhole Broadband Solutions (DBS) wired drill pipe technology and services across all of the operator’s rigs in the North Sea. NOV has been supporting the operator’s offshore drilling operations utilizing DBS wired drill pipe services to transmit real-time, broadband data from sensors across the bottom hole assembly, and along the drill string on a semisubmersible rig since 2019. The data has allowed the operator to make better informed decisions resulting in improved drilling performance, optimized well placement, reduced risks, and improved production. Under the new framework agreement, the operator will begin deploying NOV’s DBS technology on additional rigs in early 2025.

NOV’s Keystone Tower Systems operation received an order to produce 300 wind towers for a major wind turbine manufacturer. On achieving this significant milestone, NOV elected to buy out the remaining minority interest owners in the business, completing the transaction during the second quarter. The acquisition of the remaining stake will allow NOV to fully integrate the operation and leverage NOV’s capabilities to accelerate the commercialization of this proprietary manufacturing technology for the construction of wind towers.

NOV secured a follow-up order for its seventh proprietary NG-20000 wind turbine installation vessel (WTIV) design and jacking system for Europe’s largest owner of installation vessels in the offshore wind sector. This order reaffirms NOV’s position as the industry standard for global offshore wind installation solutions. The NG-20000 vessel is designed to support the installation of current-generation 15 MW offshore wind turbines and foundations, as well as larger, future 20+MW turbine models.

NOV’s WellSite Services team was awarded a significant project for its iNOVaTHERM™ system in Angola. NOV and the customer demonstrated to the Angolan Ministry of Environment that the iNOVaTHERM solution offers enhanced safety and environmental stewardship compared to traditional zero discharge methods. The system enables the safe disposal of cleaned and treated drill cuttings at the drilling site, lowering CO2 emissions and reducing HSE risks associated with waste transport back to shore. This award represents the iNOVaTHERM system's initial deployment for a major operator and is expected to establish the technology as the industry standard in Angola.

NOV Completion Tools continued to deliver solutions that reduce non-productive time (NPT) and enhance decision-making in completions operations worldwide. NOV introduced the i-Opener™ TD-II toe initiation sleeve into North America, allowing customers to meet local pressure testing regulations without running a separate isolation plug. This toe sleeve eliminates costly operations that can delay completions if unsuccessful. NOV’s i-Con™ Monitoring Tool diagnosed issues with a challenging liner hanger installation in West Texas, leading to the design of a highly-effective completions program for the customer. The i-Con tool was also used by a European oil and gas producer to deliver critical data that enabled the successful installation of a linger hangar within a collapsed section of the producer's deepest well. In the Middle East, NOV built and deployed a new Gravel Pack liner hanger solution on short notice for a National Oil Company, demonstrating NOV’s responsiveness as a trusted supplier of solutions for complex completion tool applications.

NOV deployed a bottomhole assembly (BHA) utilizing a full complement of its latest technologies to assist a producer in setting a new Bakken record for a 3-mile lateral well. The customer incorporated NOV’s Vector™ Series 55 drilling motor with an ERT™ power section, PosiTrack™ torsional vibration mitigation tool, Dual

Agitator™ system for friction reduction, and ReedHycalog™ Tektonic™ drill bits in the BHA to drill the well 8 percent faster than the previous basin record.

NOV won an order to supply Bondstrand™ glass-reinforced epoxy piping for a Malaysian multinational oil and gas company’s Carbon Capture and Sequestration (CCS) platform in eastern Malaysia. NOV’s corrosion resistant tubulars will support critical components of the CCS system that will sequester emissions from the Company’s offshore gas production. The platform is scheduled to begin CO2 re-injection by the end of 2025.

NOV deployed its new TerraMAX™ coiled tubing BHA for the first time in the United States. This advanced BHA incorporates NOV’s proprietary TerraPULSE™ Rogue friction reduction technology, which facilitated the frac plug milling operation on an extended 3-mile lateral. The operation was completed 14 hours faster than two different competitor BHAs used in offset wells. By applying proven technology traditionally used in drilling operations, NOV enables greater efficiency in the completion of longer laterals.

NOV secured a multi-year contract to supply 20-in. XCalibur™ large diameter casing for a major operator in Azerbaijan. XCalibur casing, the latest addition to the XL Systems portfolio, was chosen for its superior technical features and gas-tight seal. This threaded and coupled connector includes an integral pin with double-start threads and a high-strength forged coupling, providing robust performance and 100 percent pipe body strength in challenging onshore and offshore critical service casing applications.

NOV’s PosiTrack™ torsional vibration mitigation tool was introduced across various regions this quarter. This expanded deployment includes horizontal drilling applications in diverse markets such as Kuwait, Mexico, Indonesia, West Texas, Canada, and Colombia. The tool successfully mitigates harmful levels of bottomhole assembly (BHA) vibration, enabling more aggressive drilling parameters and significantly increasing the rate of penetration (ROP).

NOV and Seismos announced an agreement to deploy Seismos Acoustic Friction Analysis (SAFA™) globally through the Max Completions™ data platform. The patented technology only requires surface sensors to output fluid and formation data in real-time without the need for costly downhole tools. SAFA can now leverage NOV’s Max Completions platform to integrate with NOV’s digital and hardware solutions. Combined, the system cost effectively provides a single contextualized data stream and real-time insights that can improve efficiencies and outcomes of hydraulic stimulation operations, resulting in lower costs and improve wellbore productivity.

second Quarter Earnings Conference Call

NOV will hold a conference call to discuss its second quarter 2024 results on July 26, 2024 at 10:00 AM Central Time (11:00 AM Eastern Time). The call will be broadcast simultaneously at www.nov.com/investors. A replay will be available on the website for 30 days.

About NOV

NOV (NYSE: NOV) delivers technology-driven solutions to empower the global energy industry. For more than 150 years, NOV has pioneered innovations that enable its customers to safely produce abundant energy while minimizing environmental impact. The energy industry depends on NOV’s deep expertise and technology to continually improve oilfield operations and assist in efforts to advance the energy transition towards a more sustainable future. NOV powers the industry that powers the world.

Visit www.nov.com for more information.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures that management believes are useful tools for internal use and the investment community in evaluating NOV’s overall financial performance. These non-GAAP financial measures are broadly used to value and compare companies in the oilfield services and equipment industry. Not all companies define these measures in the same way. In addition, these non-GAAP financial measures are not a substitute for financial measures prepared in accordance with GAAP and should therefore be considered only as supplemental to such GAAP financial measures. Additionally, free cash flow and Excess Free Cash Flow do not represent the Company’s residual cash flow available for discretionary expenditures, as the calculation of these measures does not account for certain debt service requirements or other non-discretionary expenditures. Please see the attached schedules for reconciliations of the differences between the non-GAAP financial measures used in this press release and the most directly comparable GAAP financial measures.

This press release contains certain forward-looking non-GAAP financial measures, including Adjusted EBITDA. The Company has not provided a reconciliation of projected Adjusted EBITDA. Management cannot predict with a reasonable degree of accuracy certain of the necessary components of net income, such as other income (expense), which includes fluctuations in foreign currencies. As such, a reconciliation of projected Adjusted EBITDA to projected net income is not available without unreasonable effort. The actual amount of other income (expense), provision (benefit) for income taxes, equity income in unconsolidated affiliates, depreciation and amortization, and other amounts excluded from Adjusted EBITDA could have a significant impact on net income.

Cautionary Statement for the Purpose of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from the actual future events or results. Readers are referred to documents filed by NOV with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements. These statements speak only as of the date of this document, and we undertake no obligation to update or revise the statements, except as may be required by law.

Certain prior period amounts have been reclassified in this press release to be consistent with current period presentation.

CONTACT:

Amie D'Ambrosio

Director, Investor Relations

(713) 375-3826

Amie.DAmbrosio@nov.com

NOV INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In millions, except per share data)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2024	2023	2024	2024	2023
Revenue:
Energy Products and Services	$1,050	$1,029	$1,017	$2,067	$1,970
Energy Equipment	1,204	1,117	1,178	2,382	2,169
Eliminations	(38)	(53)	(40)	(78)	(84)
Total revenue	2,216	2,093	2,155	4,371	4,055
Gross profit	590	457	458	1,048	868
Gross profit %	26.6%	21.8%	21.3%	24.0%	21.4%

Selling, general, and administrative	277	276	296	573	561
Operating profit	313	181	162	475	307
Interest expense, net	(14)	(13)	(16)	(30)	(26)
Equity income in unconsolidated affiliates	8	37	29	37	85
Other expense, net	(14)	(29)	(10)	(24)	(45)
Income before income taxes	293	176	165	458	321
Provision for income taxes	70	19	44	114	39
Net income	223	157	121	344	282
Net income (loss) attributable to noncontrolling interests	(3)	2	2	(1)	1
Net income attributable to Company	$226	$155	$119	$345	$281
Per share data:
Basic	$0.57	$0.39	$0.30	$0.88	$0.72
Diluted	$0.57	$0.39	$0.30	$0.87	$0.71
Weighted average shares outstanding:
Basic	395	393	394	394	392
Diluted	397	395	397	398	396

NOV INC.

CONSOLIDATED BALANCE SHEETS

(In millions)

	June 30,	December 31,
	2024	2023
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$827	$816
Receivables, net	1,854	1,905
Inventories, net	2,157	2,151
Contract assets	772	739
Prepaid and other current assets	234	229
Total current assets	5,844	5,840

Property, plant and equipment, net	1,882	1,865
Lease right-of-use assets	551	544
Goodwill and intangibles, net	2,116	2,012
Other assets	904	1,033
Total assets	$11,297	$11,294

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$809	$904
Accrued liabilities	782	870
Contract liabilities	508	532
Current portion of lease liabilities	99	94
Current portion of long-term debt	24	13
Accrued income taxes	20	22
Total current liabilities	2,242	2,435

Long-term debt	1,724	1,712
Lease liabilities	553	558
Other liabilities	346	347
Total liabilities	4,865	5,052

Total stockholders’ equity	6,432	6,242
Total liabilities and stockholders’ equity	$11,297	$11,294

NOV INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)

	Three Months Ended	Six Months Ended
	June 30,	June 30,
	2024	2024	2023
Cash flows from operating activities:
Net income	$223	$344	$282
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	86	169	148
Working capital, net	89	(222)	(673)
Other operating items, net	34	63	(31)
Net cash provided by (used in) operating activities	432	354	(274)

Cash flows from investing activities:
Purchases of property, plant and equipment	(82)	(151)	(133)
Business acquisitions, net of cash acquired	(9)	(252)	—
Business divestitures, net of cash disposed	176	176	—
Other	—	1	5
Net cash provided by (used in) investing activities	85	(226)	(128)

Cash flows from financing activities:
Borrowings against lines of credit and other debt	86	419	2
Payments against lines of credit and other debt	(172)	(422)	(5)
Cash dividends paid	(30)	(50)	(40)
Share repurchases	(37)	(37)	—
Other	(3)	(23)	(30)
Net cash used in financing activities	(156)	(113)	(73)
Effect of exchange rates on cash	(2)	(4)	(2)
Increase (decrease) in cash and cash equivalents	359	11	(477)
Cash and cash equivalents, beginning of period	468	816	1,069
Cash and cash equivalents, end of period	$827	$827	$592

NOV INC.

RECONCILIATION OF CASH FLOWS FROM OPERATING ACTIVITIES TO FREE CASH FLOW (Unaudited)

(In millions)

Presented below is a reconciliation of cash flow from operating activities to “free cash flow”. The Company defines free cash flow as cash flow from operating activities less purchases of property, plant and equipment, or “capital expenditures”. Management believes this is important information to provide because it is used by management to evaluate the Company’s operational performance and trends between periods and manage the business. Management also believes this information may be useful to investors and analysts to gain a better understanding of the Company’s results of ongoing operations. Free cash flow is not intended to replace GAAP financial measures.

	Three Months Ended	Six Months Ended
	June 30,	June 30,
	2024	2024	2023

Total cash flows provided by (used in) operating activities	$432	$354	$(274)
Capital expenditures	(82)	(151)	(133)
Free cash flow	$350	$203	$(407)

NOV INC.

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME (Unaudited)

(In millions)

Presented below is a reconciliation of Net Income to Adjusted EBITDA. The Company defines Adjusted EBITDA as Operating Profit excluding Depreciation, Amortization, Gains and Losses on Sales of Fixed Assets, and, when applicable, Other Items. Adjusted EBITDA % is a ratio showing Adjusted EBITDA as a percentage of sales. Management believes this is important information to provide because it is used by management to evaluate the Company’s operational performance and trends between periods and manage the business. Management also believes this information may be useful to investors and analysts to gain a better understanding of the Company’s results of ongoing operations. Adjusted EBITDA and Adjusted EBITDA % are not intended to replace GAAP financial measures, such as Net Income and Operating Profit %. Other Items include gain on business divestiture, impairment, restructure, severance, facility closure costs and inventory charges and credits.

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2024	2023	2024	2024	2023
Operating profit:
Energy Products and Services	$128	$156	$121	$249	$268
Energy Equipment	232	81	95	327	152
Eliminations and corporate costs	(47)	(56)	(54)	(101)	(113)
Total operating profit	$313	$181	$162	$475	$307

Operating profit %:
Energy Products and Services	12.2%	15.2%	11.9%	12.0%	13.6%
Energy Equipment	19.3%	7.3%	8.1%	13.7%	7.0%
Eliminations and corporate costs	—	—	—	—	—
Total operating profit %	14.1%	8.6%	7.5%	10.9%	7.6%

Other items, net:
Energy Products and Services	$1	$(1)	$—	$1	$(1)
Energy Equipment	(119)	(7)	(4)	(123)	(11)
Corporate	—	1	1	1	1
Total other items	$(118)	$(7)	$(3)	$(121)	$(11)

(Gain)/loss on sales of fixed assets:
Energy Products and Services	$—	$—	$(1)	$(1)	$(3)
Energy Equipment	—	(1)	—	—	(3)
Corporate	—	1	—	—	2
Total (gain)/loss on sales of fixed assets	$—	$—	$(1)	$(1)	$(4)

Depreciation & amortization:
Energy Products and Services	$55	$43	$54	$109	$88
Energy Equipment	29	26	28	57	55
Corporate	2	2	1	3	5
Total depreciation & amortization	$86	$71	$83	$169	$148

Adjusted EBITDA:
Energy Products and Services	$184	$198	$174	$358	$352
Energy Equipment	142	99	119	261	193
Eliminations and corporate costs	(45)	(52)	(52)	(97)	(105)
Total Adjusted EBITDA	$281	$245	$241	$522	$440

Adjusted EBITDA %:
Energy Products and Services	17.5%	19.2%	17.1%	17.3%	17.9%
Energy Equipment	11.8%	8.9%	10.1%	11.0%	8.9%
Corporate	—	—	—	—	—
Total Adjusted EBITDA %	12.7%	11.7%	11.2%	11.9%	10.9%

Reconciliation of Adjusted EBITDA:
GAAP net income attributable to Company	$226	$155	$119	$345	$281
Noncontrolling interests	(3)	2	2	(1)	1
Provision for income taxes	70	19	44	114	39
Interest expense	22	21	24	46	42
Interest income	(8)	(8)	(8)	(16)	(16)
Equity income in unconsolidated affiliates	(8)	(37)	(29)	(37)	(85)
Other expense, net	14	29	10	24	45
(Gain)/loss on sales of fixed assets	—	—	(1)	(1)	(4)
Depreciation and amortization	86	71	83	169	148
Other items, net	(118)	(7)	(3)	(121)	(11)
Total Adjusted EBITDA	$281	$245	$241	$522	$440